Exhibit 3.21

NERCO COAL SALES COMPANY

PLAN OF CONVERSION

THIS PLAN OF CONVERSION (the “Plan”) shall become effective upon filing of a Certificate of Conversion and Articles of Organization with the Tennessee Secretary of State (the “Effective Time”) and provides for the conversion of NERCO Coal Sales Company (the “Converting Corporation”) from a Tennessee corporation to a Tennessee limited liability company to be known as NERCO Coal Sales LLC (the “Company”) pursuant to the provisions of Section 48-21-111 of the TENNESSEE BUSINESS CORPORATION ACT and in accordance with the Plan (the “Conversion”).

RECITALS

WHEREAS the Converting Corporation is a corporation duly organized and existing under the laws of the State of Tennessee and is a wholly owned subsidiary of NERCO Coal LLC, a Delaware limited liability company (the “Sole Shareholder”); and

WHEREAS the Board of Directors of the Converting Corporation has adopted, and the Sole Shareholder has approved, the Plan;

NOW, THEREFORE, the Converting Corporation shall be converted and reorganized as a limited liability company upon the following terms and conditions:

PLAN

1.                                      Name. The name of the limited liability company into which the Converting Corporation will be converted is NERCO Coal Sales LLC.

2.                                      Conversion of Shares. At the Effective Time and by virtue of the filing of a Certificate of Conversion (with a copy of the Plan attached thereto) and Articles of Organization with the office of the Tennessee Secretary of State in accordance with Section 48-249-703 of the TENNESSEE BUSINESS CORPORATION ACT, and without any further action, all issued and outstanding shares of the Converting Corporation’s common stock registered in the name of the Sole Shareholder shall be converted into 100 units of membership interest in NERCO Coal Sales LLC (as more fully detailed in the proposed Limited Liability Company Agreement of the Company) and registered in the name of NERCO Coal LLC, as the Company’s Sole Member, and such shares of NERCO Coal Sales Company common stock shall cease to exist.

3.                                 Effective Time. The Conversion shall become effective upon filing of the Certificate of Conversion and Articles of Organization with the Tennessee Secretary of State (the “Effective Time”).

4.                                 Articles of Organization. The contents of the Articles of Organization set forth on Exhibit A hereto, shall be the articles of organization of the Company.

5.                                 Limited Liability Company Agreement. Notification of the approval of the Conversion shall be deemed to be execution of the Company’s Limited Liability Company Agreement by its Sole Member, NERCO Coal LLC.

6.                                 Management. At the Effective Time, each Director of the Converting Corporation shall become a Manager of the Company (each such Manager to be referred to individually as a Director, and the Directors, collectively, to be referred to as the Board of Directors), and management of the Company shall be vested in such Board of Directors.

7.                                 Officers. At the Effective Time, the duly appointed Officers of the Converting Corporation shall become duly appointed Officers of the Company.

8.                                 Effect of Conversion.

(i)                                     At the Effective Time, all of the rights, privileges, obligations, liabilities and duties of the Converting Corporation; all property of the Converting Corporation, whether real, personal or mixed; all debts of whatever nature owed to the Converting Corporation; and all other things and causes of action of the Converting Corporation shall be vested in the Company and thereafter attach to the company without further notice or action.

(ii)           The Converting Corporation shall not be required to wind up its affairs, pay its liabilities or distribute its assets. The Conversion shall constitute a continuation of the existence of the Converting Corporation in the form of the Company.

(iii)                               The Converting Corporation and the Company shall be the same entity.

SIGNED AND DATED this 12th day of October 2009 to become effective as of the Effective Date.

NERCO COAL SALES COMPANY
a Tennessee corporation

By:	/s/ Shannon S. Crompton
SHANNON S. CROMPTON
Its:	Secretary